Exhibit 5.1

[LETTERHEAD OF WINSTON & STRAWN LLP]

March 28, 2005

FreightCar America, Inc.

FCA Acquisition Corp.

Two North Riverside Plaza

Suite 1250

Chicago, Illinois 60606

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for FreightCar America, Inc., a Delaware corporation (the “Parent”), and FCA Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the offer and sale by the Company and certain selling stockholders (the “Offering”) of up to 6,900,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), including (i) 5,100,000 shares (the “Primary Shares”) of Common Stock that may be offered by the Company pursuant to the Registration Statement, (ii) 900,000 shares of Common Stock that may be offered by certain selling stockholders pursuant to the Registration Statement and (iii) 900,000 shares of Common Stock that may be offered by certain selling stockholders to cover over-allotments pursuant to the Registration Statement (the Shares described in subclauses (ii) and (iii) being herein referred to as the “Secondary Shares”). Immediately prior to the Offering, the Parent plans to merge (the “Merger”) with and into the Company, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) whereby (i) each of the Parent’s issued and outstanding shares of Class A voting common stock, $0.01 par value, and Class B non-voting common stock, $0.01 par value, will be exchanged for 550 shares of a single class of the Common Stock of the Company and (ii) each of the Parent’s issued and outstanding shares of Series A voting preferred stock, $0.01 par value, and Series B non-voting preferred stock, $0.01 par value, will be exchanged for shares of the Company’s Series A voting preferred stock and Series B non-voting preferred stock, respectively, on a one-for-one basis. Simultaneously with the Merger, the Company, which will be the surviving corporation in the Merger, plans to change its name to “FreightCar America, Inc.”

FreightCar America, Inc.

FCA Acquisition Corp.

March 28, 2005

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including (i) the Registration Statement, (ii) the Merger Agreement the form of which is filed as Exhibit 3.10, (iii) the Certificate of Incorporation of the Company, (iv) the form of Amended and Restated Certificate of Incorporation of the Company, and (v) the form of By-laws of the Company. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Parent, the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when (a) the Amended and Restated Certificate of Incorporation of the Company has been filed with the Secretary of State of the State of Delaware, (b) the Merger and the Merger Agreement have been approved by the required vote of the board of directors and stockholders of the Parent, respectively, and (c) a certificate of merger of the Parent with and into the Company has been filed with the Secretary of State of the State of Delaware, then (1) the Primary Shares will have been duly authorized by all requisite corporate action on the part of the Company and, when duly delivered against payment therefor as contemplated by the Underwriting Agreement the form of which will be filed as Exhibit 1.1 to the Registration Statement, will be validly issued, fully paid and nonassessable and (2) the Secondary Shares will have been duly authorized by all requisite corporate action on the part of the Company and will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion with respect to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP